QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.5

FORM OF LETTER TO STOCKHOLDERS

FOAMEX INTERNATIONAL INC.
1000 COLUMBIA AVENUE
LINWOOD, PENNSYLVANIA 19061

                    , 2008

Dear Stockholder:

        We are sending you this letter in connection with the grant to all of our stockholders (including you) of non-transferable rights to purchase shares of our common stock at an exercise price of $0.65 in cash per share. We have described the rights and the rights offering in the enclosed prospectus dated                    , 2008. Your rights are evidenced by a rights certificate registered in your name(s). You should read the prospectus carefully before deciding whether to exercise your rights.

        Stockholders who exercise rights in the rights offering and who return fully and properly completed rights certificates together with the payment of the exercise price for the shares such stockholder has elected to purchase to the rights agent by                    , 2008, will be entitled to receive a 2% premium, payable in shares of our common stock, on any shares acquired resulting from such stockholder's subscription for such shares on or prior to such date. You should read the prospectus for more details on this early participation premium. If any stockholder wishes to receive the early participation premium, the rights agent must receive the properly completed rights certificate, together with the payment of the exercise price for the shares such stockholder has elected to purchase, by                    , 2008.

        We have enclosed copies of the following documents for your use:

1. The prospectus;

2. Your rights certificate;

3. The "Instructions for Completion of Foamex International Inc. Rights Certificates";

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. A return envelope addressed to Mellon Investor Services LLC, on behalf of the rights agent, Mellon Bank N.A.

        IF YOU WANT TO EXERCISE YOUR RIGHTS AND PURCHASE SHARES OF OUR COMMON STOCK, THE RIGHTS AGENT MUST RECEIVE YOUR PROPERLY COMPLETED RIGHTS CERTIFICATE TOGETHER WITH THE PAYMENT OF THE EXERCISE PRICE FOR THE SHARES YOU HAVE ELECTED TO PURCHASE PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON                                    , 2008, UNLESS WE EXTEND THIS PERIOD. ACCORDINGLY, WE REQUEST THAT YOU ACT PROMPTLY. ONCE YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT WITHDRAW SUCH EXERCISE.

        You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, Mellon Investor Services LLC at:

        Mellon Investor Services LLC
        Attn: Corporate Action Dept., 27th Floor
        480 Washington Boulevard
        Jersey City, NJ 07310

From within the United States, Canada or Puerto Rico, please call: 1-800-851-9676 (Toll Free)
From elsewhere, please call: 1-201-680-6664 (Collect)

Very truly yours,
FOAMEX INTERNATIONAL INC.

QuickLinks

FORM OF LETTER TO STOCKHOLDERS FOAMEX INTERNATIONAL INC. 1000 COLUMBIA AVENUE LINWOOD, PENNSYLVANIA 19061